Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-110950
                                                                   333-110950-01
                                                                   333-110950-02
                                                                   333-110950-03

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 19, 2003)

                                  $250,000,000

                              (ALABAMA POWER LOGO)

                          SERIES DD 5.65% SENIOR NOTES
                               DUE MARCH 15, 2035
                            ------------------------
     This is a public offering by Alabama Power Company of $250,000,000 of Series DD 5.65% Senior Notes due March 15, 2035. Interest on the Series DD Senior Notes is payable semiannually in arrears on March 15 and September 15 of each year beginning September 15, 2005.

     Alabama Power Company may redeem the Series DD Senior Notes, in whole or in part, at any time (i) if the redemption date is prior to March 16, 2015, at a price equal to 100% of the principal amount of the Series DD Senior Notes to be redeemed plus a make-whole premium, or (ii) if the redemption date is on or after March 16, 2015 and prior to maturity, at a price equal to 100% of the principal amount of Series DD Senior Notes to be redeemed, together, in both cases, with accrued and unpaid interest to the redemption date.

     SEE "RISK FACTORS" ON PAGE S-3 FOR A DESCRIPTION OF CERTAIN RISKS ASSOCIATED WITH INVESTING IN THE SERIES DD SENIOR NOTES.
                            ------------------------

                                                              PER SERIES DD
                                                               SENIOR NOTE        TOTAL
                                                              --------------   ------------
Public offering price.......................................      100.000%     $250,000,000
Underwriting discount.......................................        0.875%     $  2,187,500
Proceeds to Alabama Power Company...........................       99.125%     $247,812,500

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Series DD Senior Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about March 16, 2005.

                            ------------------------

                          Joint Book-Running Managers

JPMORGAN                                    LEHMAN BROTHERS
-----------------------------------------------------------

BNY CAPITAL MARKETS, INC.          MERCHANT CAPITAL, L.L.C.
MORGAN KEEGAN & COMPANY, INC.                SCOTIA CAPITAL

                             ---------------------
March 8, 2005

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the Series DD Senior Notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, including information incorporated by reference, is accurate as of any date other than its respective date.
                          ---------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Risk Factors..........................   S-3
The Company...........................   S-3
Selected Financial Information........   S-3
Use of Proceeds.......................   S-4
Description of the Series DD Senior
  Notes...............................   S-4
Underwriting..........................   S-8
Experts...............................   S-9


                                        PAGE
                                        ----
PROSPECTUS
About this Prospectus.................     2
Risk Factors..........................     2
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     3
Selected Information..................     4
Alabama Power Company.................     4
The Trusts............................     5
Use of Proceeds.......................     6
Description of the New Bonds..........     6
Description of the New Stock..........     9
Description of the Senior Notes.......    11
Description of the Junior Subordinated
  Notes...............................    14
Description of the Preferred
  Securities..........................    20
Description of the Guarantees.........    20
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees............    23
Plan of Distribution..................    24
Legal Matters.........................    25
Experts...............................    25

                                  RISK FACTORS

     Investing in the Series DD Senior Notes involves risk. Please see the risk factors in Alabama Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Alabama Power Company or that Alabama Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series DD Senior Notes.

                                  THE COMPANY

     Alabama Power Company (the "Company") is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly owned subsidiary of The Southern Company.

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 44,500 square mile service area comprising most of the State of Alabama.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the years ended December 31, 2000 through December 31, 2004 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                         2000     2001     2002     2003     2004
                                                        ------   ------   ------   ------   ------
                                                                (MILLIONS, EXCEPT RATIOS)
Operating Revenues....................................  $3,667   $3,586   $3,711   $3,960   $4,236
Earnings Before Income Taxes..........................     698      650      768      781      818
Net Income After Dividends on Preferred Stock.........     420      387      461      473      481
Ratio of Earnings to Fixed Charges(1).................    3.46     3.31     3.98     4.29     4.76

                                                                      CAPITALIZATION
                                                                  AS OF DECEMBER 31, 2004
                                                              -------------------------------
                                                              ACTUAL       AS ADJUSTED(2)
                                                              ------   ----------------------
                                                              (MILLIONS, EXCEPT PERCENTAGES)
Common Stockholder's Equity.................................  $3,610       $3,610        42.5%
Cumulative Preferred Stock..................................     465          465         5.5
Senior Notes................................................   3,300        3,550        41.8
Long-term Debt Payable to Affiliated Trusts.................     309          309         3.6
Other Long-term Debt........................................     556          556         6.6
                                                              ------       ------       -----
  Total, excluding amounts due within one year..............  $8,240       $8,490       100.0%
                                                              ======       ======       =====

---------------

(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.

(2) Reflects the issuance of the Series DD Senior Notes.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series DD Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $48,500,000 as of March 8, 2005, and for other general corporate purposes, including the Company's continuous construction program.

                   DESCRIPTION OF THE SERIES DD SENIOR NOTES

     Set forth below is a description of the specific terms of the Series DD 5.65% Senior Notes due March 15, 2035 (the "Series DD Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (the "Senior Note Indenture") dated as of December 1, 1997, as supplemented, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the "Senior
Note Indenture Trustee").

GENERAL

     The Series DD Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series DD Senior Notes will be initially issued in the aggregate principal amount of $250,000,000. The Company may, without the consent of the holders of the Series DD Senior Notes, issue additional notes having the same ranking and interest rate, maturity and other terms as the Series DD Senior Notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the Series DD Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series DD Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 15, 2035. The Series DD Senior Notes are not subject to any sinking fund provision. The Series DD Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series DD Senior Note will bear interest at the rate of 5.65% per year (the "Securities Rate") from the date of original issuance, payable semiannually in arrears on March 15 and September 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series DD Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is September 15, 2005. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series DD Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series DD Senior Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated obligations of the Company. The Series DD Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $286,000,000 outstanding at December 31, 2004. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

OPTIONAL REDEMPTION

     The Series DD Senior Notes will be subject to redemption at the option of the Company in whole or in part at any time and from time to time upon not less than 30 nor more than 60 days' notice. The Company shall have the right to redeem the Series DD Senior Notes in whole or in part at a redemption price equal to:

          (i) if the redemption date is prior to March 16, 2015, the greater of
     (1) 100% of the principal amount of the Series DD Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series DD Senior Notes being redeemed to March 16, 2015 (for purposes of this calculation, the remaining scheduled payment of principal is deemed payable on March 16, 2015 (the "Initial Redemption Date") and the remaining scheduled payments of interest are those interest payments payable on or before the Initial Redemption
     Date) (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus 15 basis points; or

          (ii) if the redemption date is on or after March 16, 2015 and prior to maturity, at a redemption price equal to 100% of the principal amount of the Series DD Senior Notes to be redeemed,

plus, in each case, accrued interest thereon to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series DD Senior Notes to the Initial Redemption Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Initial Redemption Date.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day in New York City preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "H.15(519)" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the Reference Treasury Dealer Quotation for such redemption date.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Senior Note Indenture Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

     If notice of redemption is given as aforesaid, the Series DD Senior Notes so to be redeemed shall, on the date of redemption, become due and payable at the redemption price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Series DD Senior Notes shall cease to bear interest. If any Series DD Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date of redemption at the Securities Rate. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series DD Senior Notes by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series DD Senior Notes. The Series DD Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series DD Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series DD Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of
DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

     Purchases of Series DD Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series DD Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series DD Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series DD Senior Notes. Transfers of ownership interests in the Series DD Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series DD Senior Notes, except in the event that use of the book-entry system for the Series DD Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series DD Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series DD Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series DD Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series DD Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series DD Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such Series DD Senior Notes to be redeemed.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series DD Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Series DD Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series DD Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series DD Senior Note will not be entitled to receive physical delivery of Series DD Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series DD Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series DD Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series DD Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series DD Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series DD Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series DD Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series DD Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters") and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series DD Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                   SERIES DD
                        UNDERWRITERS                             SENIOR NOTES
                        ------------                          -------------------
J.P. Morgan Securities Inc. ................................     $ 87,500,000
Lehman Brothers Inc. .......................................       87,500,000
BNY Capital Markets, Inc. ..................................       18,750,000
Merchant Capital, L.L.C. ...................................       18,750,000
Morgan Keegan & Company, Inc. ..............................       18,750,000
Scotia Capital (USA) Inc. ..................................       18,750,000
                                                                 ------------
          Total.............................................     $250,000,000
                                                                 ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series DD Senior Notes offered hereby, if any of the Series DD Senior Notes are purchased.

     The Underwriters propose to offer the Series DD Senior Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer them to certain securities dealers at such price less a concession not in excess of 0.50% of the principal amount per Series DD Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount per Series DD Senior Note to certain brokers and dealers. After the initial public offering, the offering price and other selling terms may from time to time be varied by the Underwriters.

     It is expected that delivery of the Series DD Senior Notes will be made, against payment for the Series DD Senior Notes, on or about March 16, 2005, which will be the sixth business day following the pricing of the Series DD Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of Series DD Senior Notes who wish to trade the Series DD Senior Notes on the date of this Prospectus Supplement or the next two succeeding business days will be required, because the Series DD Senior Notes initially will settle within six business days (T+6), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series DD Senior Notes who wish to trade on the date of this Prospectus Supplement or the next two succeeding business days should consult their own legal advisors.

     The Series DD Senior Notes are a new issue of securities with no established trading market. The Series DD Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series DD Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series DD Senior Notes or that an active public market for the Series DD Senior Notes will develop. If an active public trading market for the Series DD Senior Notes does not develop, the market price and liquidity of the Series DD Senior Notes may be adversely affected.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company's expenses associated with the offer and sale of the Series DD Senior Notes are estimated to be $310,000.

     The Company has agreed with the Underwriters, that during the period 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series DD Senior Notes, any security convertible into, exchangeable into or exercisable for the Series DD Senior

Notes or any debt securities substantially similar to the Series DD Senior Notes (except for the Series DD Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of J.P. Morgan Securities Inc. and Lehman Brothers Inc. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

     In order to facilitate the offering of the Series DD Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series DD Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series DD Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series DD Senior Notes, the Underwriters may bid for, and purchase, Series DD Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Series DD Senior Notes in the offering, if the Underwriters repurchase previously distributed Series DD Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series DD Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series DD Senior Notes. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     Certain of the Underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

     Certain of the Underwriters will make the Series DD Senior Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between certain of the Underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from certain of the Underwriters based on transactions conducted through the system. Certain of the Underwriters will make the Series DD Senior Notes available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

                                    EXPERTS

     The financial statements and the related financial statement schedule as of and for the three years ended December 31, 2004 incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  $250,000,000

                              (ALABAMA POWER LOGO)

                          SERIES DD 5.65% SENIOR NOTES
                               DUE MARCH 15, 2035

                         ------------------------------

                             PROSPECTUS SUPPLEMENT
                                 MARCH 8, 2005
                         ------------------------------

                          Joint Book-Running Managers

JPMORGAN                                    LEHMAN BROTHERS
-----------------------------------------------------------

BNY CAPITAL MARKETS, INC.          MERCHANT CAPITAL, L.L.C.
MORGAN KEEGAN & COMPANY, INC.                SCOTIA CAPITAL